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                            CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                            IMPAX LABORATORIES, INC.



         Impax Laboratories, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby states that the original name under which the corporation was originally incorporated was Global Pharmaceutical Corporation and the original date of incorporation was March 23, 1995, and does hereby further certify as follows:

         FIRST: The Board of Directors of the Corporation (the "Board") adopted a resolution proposing and declaring advisable that Subparagraph (a) of Paragraph FOURTH of the Restated Certificate of Incorporation, as amended, of the Corporation (the "Restated Certificate of Incorporation") be amended by striking Subparagraph (a) in its entirety and replace therefor:

         "(a) The total number of shares of all classes of stock which the Corporation shall have the authority to issue is Ninety-Two Million (92,000,000) shares, consisting of (i) Ninety Million (90,000,000) shares of Common Stock, $.01 par value per share (the "Common Stock"), and (ii) Two Million (2,000,000) shares designated preferred stock, $.01 par value per share (the "Preferred Stock")."

         SECOND: The Certificate of Amendment of Restated Certificate of Incorporation herein certified was duly adopted by vote of the stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment of Restated Certificate of Incorporation to be signed, under penalties of perjury, and the facts stated herein are true and correct.



Dated:  May 17, 2004                       IMPAX LABORATORIES, INC.



                                           By:   /s/ Cornel C. Spiegler
                                               -----------------------------
                                               Cornel C. Spiegler, Secretary